Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Record Third Quarter 2013 Results

ORLANDO, Fla., Nov. 13, 2013 — SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported financial results for the third quarter of 2013.

Highlights for the Third Quarter of 2013

•	Record revenue of $538.4 million, an increase of $16.1 million, or 3%, compared to the third quarter of 2012.

•	Record Adjusted EBITDA[1] of $254.4 million, an increase of $22.8 million, or 10%, compared to the third quarter of 2012.

•	Record net income of $120.2 million, an increase of $27.9 million, or 30%, compared to the third quarter of 2012.

•	Free Cash Flow[1] of $140.8 million, an increase of $18.3 million, or 15%, compared to the same period in 2012.

•	Increased guidance for full year 2013 Adjusted EBITDA to be in the range of $432 million to $442 million.

•	Declared a cash dividend of $0.20 per share (paid on October 1, 2013).

“The third quarter is an extremely important period for our Company as the summer travel season accounts for a significant portion of our full year revenue and earnings. Given that, I am pleased to announce record results in revenue, Adjusted EBITDA, and net income. Our performance was driven by strong results at our SeaWorld branded parks, continued benefits from our pricing and yield management efforts, and effective cost management,” Jim Atchison, President and Chief Executive Officer of SeaWorld Entertainment, Inc. said. “We remain on track to finish our third straight year of record revenues and earnings with significant free cash flow growth.”

Third Quarter 2013

During the third quarter of 2013, the Company generated total revenue of $538.4 million, an increase of $16.1 million, or 3%, over the same period in 2012. Adjusted EBITDA was $254.4 million, an increase of $22.8 million, or 10%, over the third quarter of 2012. The Company reported net income for the third quarter of 2013 of $120.2 million, or $1.33 per diluted share, compared to net income of $92.3 million, or $1.11 per diluted share, in the third quarter of 2012. Free Cash Flow for the third quarter was $140.8 million, an increase of $18.3 million, or 15%, over the third quarter of 2012.

[1]	This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, Free Cash Flow and Adjusted Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definitions of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, Free Cash Flow and Adjusted Free Cash Flow and their reconciliation to their respective most comparable financial measures calculated in accordance with GAAP.

The increase in revenue was driven by a 6.9% increase in total revenue per capita from $56.80 in the third quarter of 2012 to $60.74 in the third quarter of 2013, partially offset by a decrease in attendance. Admissions per capita (defined as admission revenue divided by total attendance) increased by 9.1% from $35.19 to $38.38 primarily as a result of pricing and yield management strategies.
In-park per capita spending (defined as food, merchandise and other revenue divided by total attendance) increased by 3.5% from $21.61 to $22.36 due to targeted price increases and increased in-park offerings.

Attendance trends improved in the third quarter compared to the second quarter reversing a negative trend earlier in the year, with a 3.6% decline versus a 9.5% decline in the second quarter. Attendance trends also improved steadily within the quarter with July attendance down 5.7% due to adverse weather and August/September attendance down 1.8% as weather conditions improved. Preliminary attendance in October showed continued improvement with attendance comparable to prior year levels. In addition to adverse weather, the attendance decline in the third quarter was an expected result of planned strategies that increased revenue but reduced low yielding and free attendance. These strategies were implemented at the beginning of 2013 to increase revenues and operating margins through higher quality attendance which the Company achieved in the third quarter.

Year to Date Results

During the first nine months of 2013, the Company generated revenue of $1,188.3 million, an increase of $27.7 million, or 2%, over the same period in 2012. Adjusted EBITDA was $392.5 million, an increase of $26.7 million, or 7%, over the comparable period in 2012. The Company reported year to date net income through the third quarter of 2013 of $64.0 million, or $0.73 per diluted share. Adjusted Net Income[1] was $112.9 million, or $1.29 per diluted share. In the prior year period, the Company generated net income of $86.2 million, or $1.04 per diluted share. Adjusted Free Cash Flow[1] was $196.8 million for the first nine months of 2013, an increase of $49.1 million, or 33%, compared to the same period in 2012.

The year to date increase in revenue was driven by a total revenue per capita increase of 7.5% from $58.43 in the first nine months of 2012 to $62.79 in the same period of 2013, partially offset by a decrease in attendance. Admission per capita through the third quarter of 2013 increased by 9.6% from $36.04 in 2012 to $39.50 in 2013. In-park per capita spending for the first nine months increased by 4.0% from $22.39 in 2012 to $23.28 in 2013.

Attendance for the first nine months of 2013 declined by 4.7% compared to the same period in 2012 from 19.9 million to 18.9 million guests. Attendance was impacted by new pricing and yield management strategies implemented at the beginning of 2013 that increased revenue but reduced low yielding and free attendance, adverse weather conditions in the Company’s second quarter and in July, and the negative impact of an early Easter in 2013.

Other

In September 2013, the Company’s Board of Directors declared a cash dividend of $0.20 per share, which was paid on October 1, 2013, to all common stockholders of record at the close of business on September 20, 2013.

Guidance

The following guidance is based on current management expectations. All financial guidance amounts are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language which follows and the Company undertakes no duty to update its guidance. For the full year of 2013, the Company narrowed its previously provided revenue guidance to be in the range of $1.452 billion to $1.462 billion and increased guidance for Adjusted EBITDA in the range of $432 million to $442 million.

Conference Call

The Company will hold a conference call today, Wednesday, November 13 at 5 p.m. Eastern Time to discuss its third quarter 2013 financial results. The conference call will be broadcast live on the Internet and the release and the conference call can be accessed via the Company’s website at seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live call, a replay of the webcast will be available after 8 p.m. Eastern Time November 13, 2013 via the “Investor Relations” section of seaworldentertainment.com. A replay of the call can also be accessed telephonically from 8 p.m. Eastern Time on November 13, 2013 through 11:59 p.m. Eastern Time on November 20, 2013 by dialing 1-877-870-5176 from anywhere in the U.S. or 1-858-384-5517 from international locations, conference code 6660530.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, Free Cash Flow and Adjusted Free Cash Flow. Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, Free Cash Flow, and Adjusted Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of liquidity or performance prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, Free Cash Flow, Adjusted Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company’s liquidity or financial performance. Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, Free Cash Flow or Adjusted Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Adjusted EBITDA is defined as net income before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the indenture governing the Company’s existing senior notes and the credit agreement governing the Company’s senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. Management presents Adjusted EBITDA because it believes that it provides additional information to investors about the calculation of and compliance with these financial covenants. Management also uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures to evaluate a company’s ability to meet its debt service requirement, to estimate the value of a company and to make informed investment decisions.

Adjusted Net Income is defined as net income before the after-tax impact of the advisory termination fee and the loss on early extinguishment of debt and write-off of discounts and deferred financing costs. Adjusted Net Income per Diluted Share is calculated by dividing Adjusted Net Income for the period by the diluted shares outstanding. Management presents Adjusted Net Income and Adjusted Net Income per Diluted Share to eliminate the impact of items, net of tax, that management does not consider indicative of ongoing operating performance due to their inherent unusual nature or because they result from an event of a similar nature.

Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures. Adjusted Free Cash Flow is defined as Free Cash Flow further adjusted by the one-time cash payment of the 2009 Advisory Agreement termination fee. Management presents Free Cash Flow and Adjusted Free Cash Flow because it believes it provides supplemental information to assist investors in analyzing the Company’s ability to generate liquidity from its operating activities. Free Cash Flow and Adjusted Free Cash Flow have limitations due to the fact that they do not represent the residual cash flow available for discretionary expenditures as they do not take into consideration certain other non-discretionary cash requirements, such as mandatory principal payments on the Company’s long-term debt.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company delivering personal, interactive and educational experiences that blend imagination with nature and enable its customers to celebrate, connect with and care for the natural world we share. The Company owns or licenses a portfolio of globally recognized brands including SeaWorld, Shamu and Busch Gardens. Over its more than 50-year history, the Company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind collection of approximately 67,000 marine and terrestrial animals. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests. In addition to its theme parks, the Company has recently begun to leverage its brands into media, entertainment and consumer products.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The Company generally uses the words “may”, “will”, “could”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, and similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, beliefs, business strategies, future events, business conditions, results of operations, financial position and business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: various factors beyond management’s control adversely affecting discretionary spending and attendance at the Company’s theme parks; inability to protect intellectual property or the infringement on intellectual property rights of others; incidents or adverse publicity concerning the Company’s theme parks; outbreak of infectious disease affecting the Company’s animals; change in federal and state regulations governing the treatment of animals; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s final prospectus filed on April 18, 2013 with the Securities and Exchange Commission (“SEC”).

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldentertainment.com).

Contact:

Investor Relations Inquiries:

SeaWorld Entertainment, Inc.

855.797.8625

investors@seaworld.com

Media Inquiries:

Fred Jacobs

Vice President of Communications

Fred.Jacobs@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended					For the Nine Months Ended
	September 30,		Change			September 30,		Change
	2013	2012	$	%		2013	2012	$	%
Net revenues:
Admissions	$340,183	$323,529	$16,654	5%		$747,610	$715,842	$31,768	4%
Food, merchandise and other	198,206	198,726	(520)	(0%	)	440,681	444,737	(4,056)	(1%	)

Total revenues	538,389	522,255	16,134	3%		1,188,291	1,160,579	27,712	2%

Costs and expenses:
Cost of food, merchandise and other revenues	40,422	43,450	(3,028)	(7%	)	93,224	99,109	(5,885)	(6%	)
Operating expenses	202,625	191,399	11,226	6%		570,559	560,145	10,414	2%
Selling, general and administrative	47,426	58,807	(11,381)	(19%	)	149,581	150,571	(990)	(1%	)
Termination of advisory agreement	—	—	—	—		50,072	—	50,072	ND
Depreciation and amortization	42,322	44,737	(2,415)	(5%	)	124,154	122,085	2,069	2%

Total costs and expenses	332,795	338,393	(5,598)	(2%	)	987,590	931,910	55,680	6%

Operating income	205,594	183,862	21,732	12%		200,701	228,669	(27,968)	(12%	)
Other income, net	13	237	(224)	(95%	)	193	2,110	(1,917)	(91%	)
Interest expense	21,018	29,545	(8,527)	(29%	)	72,550	86,263	(13,713)	(16%	)
Loss on early extinguishment of debt and write-off of discounts and deferred financing costs	—	—	—	—		32,429	—	32,429	ND

Income before income taxes	184,589	154,554	30,035	19%		95,915	144,516	(48,601)	(34%	)
Provision for income taxes	64,390	62,297	2,093	3%		31,930	58,273	(26,343)	(45%	)

Net income	$120,199	$92,257	$27,942	30%		$63,985	$86,243	$(22,258)	(26%	)

Earnings per share:
Net income per share, basic	$1.34	$1.12				$0.74	$1.05

Net income per share, diluted	$1.33	$1.11				$0.73	$1.04

Weighted average commons shares outstanding:
Basic	89,610	82,461				86,867	82,480

Diluted	90,206	83,374				87,531	83,301

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended					For the Nine Months Ended
	September 30,		Change			September 30,		Change
	2013	2012	$	%		2013	2012	$	%
Net income	$120,199	$92,257	$27,942	30%		$63,985	$86,243	$(22,258)	(26%	)
Provision for income taxes	64,390	62,297	2,093	3%		31,930	58,273	(26,343)	(45%	)
Loss on early extinguishment of debt and write-off of discounts and deferred financing costs (a)	—	—	—	—		32,429	—	32,429	ND
Interest expense	21,018	29,545	(8,527)	(29%	)	72,550	86,263	(13,713)	(16%	)
Depreciation and amortization	42,322	44,737	(2,415)	(5%	)	124,154	122,085	2,069	2%
Termination of advisory agreement (b)	—	—	—	—		50,072	—	50,072	ND
Advisory fees (c)	—	2,264	(2,264)	(100%	)	2,799	5,075	(2,276)	(45%	)
Equity-based compensation expense (d)	2,482	320	2,162	676%		4,704	1,361	3,343	246%
Debt refinancing costs (e)	111	—	111	ND		892	1,000	(108)	(11%	)
Other adjusting items (f)	—	167	(167)	(100%	)	843	167	676	405%
Other non-cash expenses (g)	3,894	(10)	3,904	NM		8,129	5,282	2,847	54%

Adjusted EBITDA	$254,416	$231,577	$22,839	10%		$392,487	$365,749	$26,738	7%

Net income	$120,199	$92,257	$27,942	30%		$63,985	$86,243	$(22,258)	(26%	)
Termination of advisory agreement (b)	—	—	—	—		50,072	—	50,072	ND
Loss on early extinguishment of debt and write-off of discounts and deferred financing costs (a)	—	—	—	—		32,429	—	32,429	ND
Income taxes of certain non-GAAP adjustments	—	—	—	—		(33,537)	—	(33,537)	ND

Adjusted Net Income	$120,199	$92,257	$27,942	30%		$112,949	$86,243	$26,706	31%

Net income per share, diluted	$1.33	$1.11	$0.22	20%		$0.73	$1.04	$(0.31)	(30%	)
Termination of advisory agreement (b)	—	—	—	—		0.57	—	0.57	ND
Loss on early extinguishment of debt and write-off of discounts and deferred financing costs (a)	—	—	—	—		0.37	—	0.37	ND
Income taxes of certain non-GAAP adjustments	—	—	—	—		(0.38)	—	(0.38)	ND

Adjusted Net Income per share, diluted	$1.33	$1.11	$0.22	20%		$1.29	$1.04	$0.25	24%

Weighted average shares outstanding, diluted	90,206	83,374				87,531	83,301

Net cash provided by operating activities	$178,586	$161,792	$16,794	10%		$276,317	$302,648	$(26,331)	(9%	)
Capital expenditures	37,827	39,373	(1,546)	(4%	)	125,852	154,976	(29,124)	(19%	)

Free Cash Flow	$140,759	$122,419	$18,340	15%		$150,465	$147,672	$2,793	2%
Advisory termination fee cash payment	—	—	—	ND		46,300	—	46,300	ND

Adjusted Free Cash Flow	$140,759	$122,419	$18,340	15%		$196,765	$147,672	$49,093	33%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	September 30,	December 31,
	2013	2012
Cash and cash equivalents	$210,516	$45,675

Total assets	$2,658,136	$2,521,052

Long-term debt, including current maturities:
Term A Loan	$—	$152,000
Term B Loan	—	1,293,774
Term B-2 Loans	1,401,487	—
Senior Notes	260,000	400,000

Total long-term debt, including current maturities	$1,661,487	$1,845,774

Total stockholders’ equity	$729,287	$449,848

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

	For the Three Months Ended					For the Nine Months Ended
	September 30,		Change			September 30,		Change
	2013	2012	$	%		2013	2012	$	%
Attendance (in thousands)	8,864	9,195	(331)	(3.6%	)	18,926	19,862	(936)	(4.7%	)
Total revenue per capita (h)	$60.74	$56.80	$3.94	6.9%		$62.79	$58.43	$4.36	7.5%

NM-Not meaningful

ND-Not determinable

(a)	Reflects a $15.4 million premium paid for the early redemption of $140.0 million of the Company’s Senior Notes using net proceeds from the Company’s initial public offering in April 2013, along with a write-off of approximately $5.5 million in related discounts and deferred financing costs and a write-off of approximately $11.5 million of certain capitalized debt issuance costs in connection with Amendment No. 5 to the Company’s Senior Secured Credit Facilities.
(b)	Reflects a one-time fee of $46.3 million paid by the Company to an affiliate of Blackstone in connection with the termination of the 2009 Advisory Agreement, and a related write-off of prepaid advisory fees of $3.8 million.
(c)	Reflects fees paid to an affiliate of Blackstone under the 2009 Advisory Agreement. The 2009 Advisory Agreement was terminated on April 24, 2013 in connection with the Company’s initial public offering.
(d)	Reflects non-cash compensation expense associated with the grants of equity compensation.
(e)	Reflects costs which were expensed related to the April, May and August 2013 amendments and the March 2012 amendment to the Senior Secured Credit Facilities.
(f)	Reflects certain acquisition and pre-opening costs related to Aquatica San Diego.
(g)	Reflects non-cash expenses related to miscellaneous asset write-offs and non-cash gains/losses on foreign currencies.
(h)	Calculated as total revenues divided by attendance.